Exhibit 99.1

NEWS

CONTACTS:	FOR IMMEDIATE RELEASE

Park Place Entertainment

Colony Capital

Media

Investors

Media

Robert W. Stewart

Josh Hirsberg

Owen Blicksilver

702.699.5043	702.699.5269	516.742.5950
stewartr@parkplace.com	hirsbergj@parkplace.com	owen@blicksilverpr.com

Park Place announces agreement
to sell Las Vegas Hilton to Colony Capital

Las Vegas, December 24, 2003 - Park Place Entertainment Corporation (NYSE: PPE) today announced that it has entered into a definitive agreement to sell the Las Vegas Hilton to an affiliate of Colony Capital, LLC, a Los Angeles based international private investment firm, for approximately $280 million. The transaction is expected to close by the end of the second quarter of 2004 and is subject to customary closing conditions outlined in the purchase agreement.

“The Las Vegas Hilton has been a longstanding and distinguished member of the Park Place family, and it has a legendary place in the history of Las Vegas,” said Park Place President and Chief Executive Officer Wallace R. Barr.

“However, as we move forward, the company’s strategy is to focus on core assets. In Las Vegas, those assets are Caesars Palace, Bally’s, Paris and the Flamingo – all located at the key intersection of Flamingo Road and the Las Vegas Strip. Divesting the Las Vegas Hilton allows us to concentrate on and reinvest in those assets while continuing to reduce our overall level of indebtedness,” Barr added.

“The hotel-casino and the prime real estate on which it sits are truly irreplaceable assets,” said Thomas J. Barrack, Jr., Chairman and CEO of Colony Capital. “We look forward to this opportunity to further enhance and reposition the property.”

Under the terms of the agreement, Colony will purchase all the assets of the Las Vegas Hilton Hotel and Casino, and will assume certain related current liabilities. The aggregate consideration may be adjusted for changes in net working capital.

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LAS VEGAS HILTON

Colony expects to enter into an agreement with Hilton Hotels Corporation pursuant to which the hotel will continue to use the Hilton brand. The firm intends to continue the operation of the property as a hotel-casino, and may construct additional facilities on land that is currently unused. Colony, one of the few private investment firms licensed in gaming, owns Resorts International in Atlantic City and is a partner in Accor Casinos in Europe. Nicholas Ribis, vice chairman of Resorts, will be a partner in the Las Vegas Hilton acquisition.

Park Place intends to use the net proceeds from the sale – estimated at $265 million after taxes – to reduce borrowings under its revolving credit facilities. The company expects to report a gain on sale of approximately $85 million after taxes, or $0.28 per diluted share, in the quarter in which the transaction closes. Until the sale is completed, the Las Vegas Hilton will be accounted for as an asset held for sale.

Earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDA) at the Las Vegas Hilton for the twelve months ended September 30, 2003 totaled approximately $12 million. Depreciation and amortization was $18 million, and operating income was ($6 million). For the twelve months ended September 30, 2003, the company’s pro forma fully diluted GAAP earnings per share would have been $0.39 instead of $0.36, and the leverage ratio would have been 4.17X vs. 4.37X. These pro forma calculations assume that the after-tax proceeds would have been used to pay down borrowings on the company’s revolving credit facilities.

“The sale of the Las Vegas Hilton will have a meaningful impact on our financial position and should add to our earnings going forward,” said Park Place Executive Vice President and Chief Financial Officer Harry C. Hagerty. “Pro forma for the sale, our total debt at year-end 2003 would be approximately $4.3 billion, representing a decrease of nearly $1 billion over the last two years. From a cash flow perspective, the sale will be beneficial since capital expenditures at the Las Vegas Hilton have exceeded EBITDA for the last two years.

“The transaction has the potential to be more accretive to earnings than the figures presented above would suggest,” added Hagerty. “Those figures assume that the net proceeds would have been used to pay down debt on our revolver, which is a low return investment. In both the projects we have already announced and others under consideration, we hope to earn higher returns.”

Opened in July, 1969 as The International, then the largest hotel in Las Vegas, the Las Vegas Hilton immediately took its place as the home of legendary entertainment. Barbra Streisand was the featured performer at the opening gala and Elvis Presley made his famous Las Vegas comeback at the hotel during its opening month.

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Rising 30 stories above the desert skyline, the hotel adjoins the 3.2 million-square-foot Las Vegas Convention Center. The resort features three distinct casinos, nearly 3,000 guest rooms and suites, 13 restaurants, a pool, spa and fitness centers and more than 200,000 square feet of conference space.

SG Cowen and CB Richard Ellis are advising Park Place. Goldman, Sachs & Co. is the exclusive financial advisor to Colony on the transaction.

About Colony Capital

For the past twelve years, Colony Capital has invested over $9.0 billion in over 5,000 assets through various corporate, portfolio, and complex property transactions. Colony has a staff of over 100 and is headquartered in Los Angeles, with offices in New York, Paris, Rome, Beirut, Singapore, Hawaii, Tokyo, Taipei, Shanghai and Seoul.

About Park Place Entertainment

Park Place Entertainment Corporation (NYSE: PPE) is one of the world’s leading gaming companies. Park Place owns, manages or has an interest in 29 gaming properties operating under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 54,000 employees worldwide. The company plans to change its name to Caesars Entertainment, Inc. on January 6, 2004.

Additional information on Park Place Entertainment can be accessed through the company’s web site at www.parkplace.com ..

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided thereunder. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include statements regarding when the transaction is expected to close, the company’s strategy, the company’s use of the sale proceeds, Colony Capital’s plans for the property, the financial impact of this transaction on the company and future uses of the company’s capital and resources. Risk factors which could cause actual results to differ from expectations include the closing of the transaction and/or the timing thereof and matters related to the sales and transition processes. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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